Exhibit 99.1

PRESS RELEASE

THE ORCHARD ANNOUNCES NAME CHANGE

NEW YORK, February 6, 2008 (BUSINESS WIRE) – Digital Music Group, Inc. (NASDAQ: ORCD), which has been conducting its business under the trade name “The Orchard,” today announced that it will change its corporate name to The Orchard Enterprises, Inc. effective February 9, 2008. The company’s ORCD trading symbol will remain unchanged on the NASDAQ Global Market, and the company will continue to use The Orchard as its trade name.

The name change was accomplished without the need for a stockholder vote, and current stockholders need not take any action with respect to the name change. The outstanding shares of common and preferred stock will not be affected by the name change. A new CUSIP number (68562L 100) will be assigned to the outstanding shares of common stock following the effectiveness of the name change. Stock certificates bearing the Digital Music Group, Inc. name and the old CUSIP number of the outstanding common stock (25388X 205) will continue to be honored.

About The Orchard

The Orchard, a global leader in digital media services, controls and distributes more than one million songs and over 4,000 hours of video programming through hundreds of digital stores (e.g., iTunes, eMusic, Google, Netflix) and mobile carriers (e.g., Verizon, Vodafone, Bell Canada, Moderati, 3) worldwide. With operations in 28 countries, The Orchard drives sales for its label, retailer, brand, and agency clients through innovative marketing and promotional campaigns; brand entertainment programs; and film, advertising, gaming and television licensing. A pioneer in digital music and media services, The Orchard fosters creativity and independence.

The Orchard is a registered trademark and The Orchard logo is a service mark of The Orchard Enterprises, Inc. All Rights Reserved.

Investor Relations Contact:

Jeff Nimerofsky
(212) 201-9244
jeff@theorchard.com

Press Contacts:

USA
Axis Marketing/PR
Sarah Miller
(310) 276-2220
smiller@axismarketingpr.com

Europe
Simon Lait
Phone  + 44 (0)1832 720 292
Mobile + 44 (0)7785 596 593
simon@theorchard.com